EXHIBIT 10.1

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed. Information that has been omitted from the exhibit are indicated with brackets.

BINDING LETTER OF INTENT

This Binding Letter of Intent (the “LOI”), dated as of February 9, 2024 (the “Effective Date”), sets forth the terms of the agreement between Blum Holdings, Inc., a publicly traded Delaware corporation (the “Buyer” or “Blüm”), on the one hand, and Operators Only Corp., a Delaware corporation (“Operators Only”), Golden Health & Wellness, Inc. (which does business as “Lemonnade North”), Safe Accessible Solutions, Inc. (which does business as “Cookies Sacramento”), and Sacramento Commercial Services, Inc. (which does business as “Lemonnade South”), (together the “Targets” and each a “Target”), on the other hand, for the acquisition of the businesses of Targets known as Operators Only, Lemonnade North, Cookies Sacramento (which includes the delivery business known as “Jay St. Delivery” and the cannabis flower brand known as “Turkey Bag Heroes”), and Lemonnade South (together the “Businesses” and each a “Business”). The Buyer and the Targets may be referred to collectively as “Parties” and each separately a “Party”. This LOI formalizes the mutual intent of the Parties to proceed with these acquisitions under the outlined terms and conditions and is binding upon the Parties, subject to the execution of definitive agreements.

BINDING PROVISIONS

Transaction:

Buyer shall enter into a Stock Sale and Purchase Agreement, or substantially similar document, with Targets pursuant to which Buyer will acquire 100% of the common stock of Operators Only, and Operators Only will acquire 100% of the common stock of each Target from the shareholders of each Target (the “Target Shareholders”), on the terms and subject to the conditions included herein and as further detailed in the Definitive Documents (as defined below) (the “Transaction”). For the avoidance of doubt, subsequent to the closing of the Transaction, each of the Targets (and their Businesses: Lemonnade North, Cookies Sacramento, Lemonnade South, Jay St. Delivery and Turkey Bag Heroes) shall be wholly-owned subsidiaries of Operators Only, and Operators Only shall be a wholly-owned subsidiary of Blüm. The Transaction will include a purchase option granted to the Buyer to acquire the real property owned by the seller of Targets, which is located at Lemonnade South, on terms to be mutually agreed upon. The Transaction will be structured in as tax-efficient of a manner as possible; provided that the Parties reserve the right to modify the structuring of the Transaction if advised to do so by their respective accountants or their respective tax, regulatory or legal advisors; provided further, however, that such structuring will not be modified in a manner that is materially and disproportionately disadvantageous from a tax standpoint for the Targets without such Targets’ prior written consent.

Transaction Consideration:

At closing, Target Shareholders shall receive an aggregate of $9.7 million in consideration for the Targets as follows:

1.    Buyer shall execute secured promissory notes to the Sellers in the aggregate principal amount of approximately $1.9 million to be paid in monthly installments of approximately $55,600 per month over 34 to 42 months, as the case may be, pursuant to the attached EXHIBIT A Amortization Schedule (individually a “Note”, together the “Notes”). The Notes may be converted into common stock of Buyer at the Transaction valuation, on terms to be agreed-upon. For the avoidance of doubt, if the holder of a Note or Notes converted it into common stock of Buyer, they shall convert on a pro-rata basis into approximately 458,832 shares of Buyer common stock or approximately 3.76% of Buyer including Series V Preferred Shares, as converted (11,741,578 post Transaction shares plus 458,832 shares issued on conversion of Note or Notes equals 11,277,799 shares); and

2.    1,835,330 shares of common stock of Buyer representing approximately 15.63% of the common stock of Buyer including Series V Preferred Shares, as converted (the “Shares”). The Target Shareholders shall have an option to exchange the shares for promissory notes as described below. Buyer shall hold back 589,520 shares to cover indemnification claims for a period of up to 12 months.

3.     Consideration for Operators Only shall be de minimis.

[***]

EXHIBIT 10.1

Consideration Valuation:	[***]
Target Shareholders Option to Exchange Shares for Promissory Note:

On the date which is 24 months after the Closing Date, the Target Shareholders shall have the option, but not the obligation, for a period of ninety (90) days thereafter, to exchange with Buyer the shares received as part of the purchase price for a promissory note. The promissory note will have a term of five years, with monthly payments not exceeding 50% of the monthly cash flow generated from Lemonnade North, Cookies Sacramento, and Lemonnade South. The promissory note will include a 35% discount due to the shift from a mixed cash-stock deal structure to a 100% cash structure. The total adjusted purchase price, reflecting the shift from a mixed cash-stock deal to promissory note structure, would go from approximately $9.7 million to approximately $6.99 million. For the avoidance of doubt, the current purchase value of $9.7 million is comprised of a $1.9 million promissory note and $7.76 million in Buyer common stock. If the $7.76 million in Buyer common stock is converted to cash in two years with a 35% discount, the value shall be approximately $5.05 million, totaling a purchase price of approximately $6.99 million. This arrangement is subject to US GAAP considerations, including the classification of financial instruments (this will likely have to be accounted for as debt as opposed to equity), measurement and recognition at fair value on a quarterly basis, and treatment as contingent consideration.

EXHIBIT 10.1

Employment Agreements; Management Agreement	[***]
Control of Purchased Interests:

Upon the Closing of the Transaction, Operators Only shall exercise ownership and/or management control of each Target (and Business) and Buyer shall exercise ownership and/or management control of Operators Only. The Parties will work collectively with the change management team (the “CMT”) established by Operators Only to consolidate operations and provide for continuity among the teams.

Survival; Indemnification; Right of Offset:

Representations and warranties of the Parties will survive for twelve (12) months following the Closing of the Transaction (the “Survival Period”). Each Target will be required to, severally and not jointly, indemnify Buyer and Operators Only and other customary indemnified parties against losses related to breaches of representations, warranties, covenants (including the failure to transfer control and/or ownership of Target license(s) to the reasonable satisfaction of Buyer and Operators Only, fraud and other specified indemnities (if any). Indemnification claims will be subject to standard dispute procedures, including referral to arbitration.

Closing:

The closing of the transactions contemplated herein (the “Closing”) shall take place as soon as practicable and the Parties hereby agree to act in good faith to enter into Definitive Agreements and to complete the Closing by April 30, 2024.

Each Target shall have completed an AICPA audit by the Closing, subject to extension in sole discretion of Buyer.

From the date hereof until the earlier to occur of execution of the Definitive Documents by all Parties or the termination of this LOI, each of the Parties agrees to operate in the ordinary course of business consistent with past practices. Targets agree to provide monthly Financial Statements or other documents as reasonably requested by Buyer.

Definitive Documents:

Upon execution of this LOI, Buyer will instruct its legal counsel to prepare and circulate, and the Parties will negotiate in good faith, the terms of the Definitive Documents, which Definitive Documents shall contain fundamental and other standard representations and warranties, standard covenants, indemnification, and other provisions appropriate for a Transaction of the type contemplated herein.

Expenses:

Except as set forth herein, each Party shall pay their own transaction expenses, including the fees and expenses of legal counsel and other advisors incurred in connection with the transactions contemplated by this LOI. Fees of the escrow agent shall be split pro rata amongst the Parties in accordance with their resulting ownership interests.

Authorization:

Each Party represents and warrants that it has received independent legal advice from attorneys of its own choosing with respect to the legal effect of this LOI, and further represents and warrants that it has carefully reviewed this entire LOI. Each Party represents and warrants that it has the power and authority to enter into this LOI and to consummate and perform the Transaction contemplated hereby.

Confidentiality:

Each Party covenants and agrees that such Party shall keep secret and retain in strictest confidence, and shall not at any time or in any manner, either directly or indirectly, divulge, copy, communicate, furnish, make available, or disclose any Confidential Information (as defined herein) received by it in connection with this LOI to any third party or use any such Confidential Information for the benefit of himself, itself, or any third-party, except as required by applicable law.

As used in this Agreement, “Confidential Information” shall mean any information relating to the other Party, or the business of the other Party; provided, however, that the term “Confidential Information” does not include information that (a) is now, or hereafter becomes, through no wrongful act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without use of any of the disclosing party’s Confidential Information; or (e) is authorized to be disclosed by the prior written consent of the disclosing party. The Parties acknowledge that the Confidential Information is vital, sensitive, confidential, and proprietary to the other Parties and their business. The warranties, covenants, and agreements set forth in this section shall not expire for any reason and shall survive the expiration or termination of this LOI. Notwithstanding the foregoing, each Party may provide or disclose confidential information to advisors, legal counsel, accountants, and actual or prospective investors or lenders (“Authorized Parties”) so long as the Party disclosing such information obtains consent and agreement from such Authorized Parties to be bound (or such Authorized Persons are otherwise contractually or ethically bound) by the terms of this paragraph.

EXHIBIT 10.1

Governing Law; Attorneys’ Fees

This LOI shall be governed by, and construed in accordance with, California law without giving effect to any principle of law that would require application of the law of another jurisdiction.

If any action in law or in equity is necessary to enforce or interpret the terms of this LOI, the prevailing Party (as determined by the judge or arbitrator) shall be entitled to reasonable attorney’s fees and costs in addition to any other relief to which such prevailing Party may be entitled.

Assignment:

No Party may assign any of its rights or delegate any of its obligations under this LOI without the prior written consent of the other Party. This LOI will apply to, and inure to the benefit of, the successors and permitted assigns of the Parties.

Amendments:	This LOI may be amended only by a written instrument executed by the Parties.
Term:

Unless otherwise extended by the written approval of the Parties, this LOI shall automatically terminate upon the earlier to occur of (i) midnight local time in Los Angeles, California on April 30, 2024 or (ii) the date on which the mutually agreed and duly authorized Definitive Documents have been executed by all Parties, whichever occurs first (the “Termination Date”). If the LOI terminates as a result of the Definitive Documents not having been executed prior to the Termination Date, none of the Parties shall have any obligation or liability to the other Parties except to the extent that, prior to the Termination Date, a Party has breached the provisions under the sections entitled “Expenses” and “Confidentiality”, which shall survive any such termination.

Exclusivity Period:

From the Effective Date until the earlier of (a) the execution of the Definitive Documents and (b) 5:00 p.m. (Pacific time) on April 30, 2024, or such other date as may be agreed to in writing by the Parties: (i) Targets will deal exclusively and in good faith with Buyer relating to the Transaction prior to entering into the Definitive Documents, (ii) Targets and their respective directors, officers, employees, and financial, legal or other advisors (collectively, the “Representatives”) will immediately cease all existing discussions and negotiations, if any, with any other party in respect of any transaction involving any merger or other business combination or takeover bid involving Targets, as applicable, or any other transaction where the consummation of which would or could reasonably be expected to interfere with or prevent the Transaction between Buyer and Targets or materially reduce the benefit thereof to Buyer (collectively, an “Alternative Transaction”), and (iii) neither Targets nor their representatives will solicit, initiate or knowingly encourage initiation of, or entertain a proposal or offer from, conduct discussions with, or provide any information to, any third party relating to an Alternative Transaction.

Buyer and Targets agree that the rights and remedies for non-compliance with this exclusivity provision shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages alone would not provide an adequate remedy to Buyer. Any requirements for the securing or posting of any bond with such remedy are waived by the parties.

Entire Agreement:

This LOI supersedes and replaces any prior agreements, representations or understandings, whether written, oral, or implied, between or among any of the Parties regarding the subject matter described herein.

[Remainder of Page Intentionally Blank]

EXHIBIT 10.1

IN WITNESS WHEREOF, the Parties have executed this LOI as of the Effective Date.

SELLERS:

GOLDEN HEALTH AND WELLNESS, INC.

(LEMONNADE NORTH)

By:/s/ Gevorg Kadzhikyan

Name: Gevorg Kadzhikyan

Its: Director

SAFE ACCESSIBLE SOLUTIONS, INC.

(COOKIES SACRAMENTO)

By:/s/ Hayk Serobyan

Name: Hayk Serobyan

Its: Director

SACRAMENTO COMMERCIAL SERVICES, INC.

(LEMONNADE SOUTH)

By:/s/ Grach Serobyan

Name: Grach Serobyan

Its: Director

OPERATORS ONLY, CORP.

By:/s/ Hayk Serobyan

Name: Hayk Serobyan

Its: Director

BUYER:

BLUM HOLDINGS, INC.

By: /s/ Sabas Carrillo

Name: Sabas Carrillo

Its: Chief Executive Officer